Exhibit 99.1
CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
UPDATE IN RELATION TO UNDERWRITING OF RIGHTS OFFERING
December 4, 2008 — Guernsey, British Isles — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX:CNR) today provided an update in relation to the underwriting of its rights offering (the “Rights Offering”) of 242,107,390 new shares (the “New Shares”) of common stock in CanArgo.
Prior to the launch of the Rights Offering, the Company entered into several and not joint underwriting agreements with a group of eight foreign private investors (Caldwell Associates Limited, Provincial Securities Limited, Heritage Cie S.A., Salahi Öztürk, Oaman Necdel Turkay, Hasan Gürhan Berker, Fezvi Bozer and Hasip Buldanlioğlu, together the “Standby Underwriters”) regarding underwriting of New Shares not subscribed by the rights holders under the Rights Offering, up to a maximum aggregate amount of 242,000,000 New Shares. Following the closure of the Rights Offering and the subscription thereunder by rights holders for a total of 12,348,303 New Shares, CanArgo, on November 25, 2008, notified the Standby Underwriters in writing of the results of the Rights Offering and of the Standby Underwriters’ obligation to subscribe, in the pro rata amount of their respective underwriting commitments, for the additional 229,759,087 unsubscribed for New Shares within seven business days of such notification. That seven business day period has now expired and none of the Standby Underwriters have subscribed for any New Shares.
The Company is therefore considering its position and, in particular, the option of commencing legal proceedings against the Standby Underwriters for failure of the Standby Underwriters to comply with their underwriting obligations.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com